Exhibit 3.1.27

ARTICLES OF INCORPORATION OF CINE GUARANTORS II, INC.

I

The name of this corporation shall be CINE GUARANTORS II, INC.

II

The purposes for which this corporation is formed are:

(a) To engage primarily in the business of guarantying the completion of motion picture films;

(b) To engage generally in the business of motion picture and television film production;

(c) To take, purchase, contract for, design, construct, manufacture, lease or otherwise acquire; to own, hold, use, operate and maintain; and to sell, lease, exchange, hypothecate or otherwise dispose of or deal in equipment, machinery, tools, parts, plants, factories, warehouses and any other products, commodities or facilities.

(d) To make, enter into, perform, carry out and enforce contracts, understandings and agreements of every kind, character and description for any lawful purpose, without limit as to amount, with any one or more individuals, partnerships, firms, associations, trusts or corporations, or with governments or governmental authorities or agencies, whether foreign, federal, state, municipal, local or otherwise, or with any public or municipal corporations;

(e) To take, purchase, contract for or acquire, by gift, lease, grant, exchange, permit or otherwise, to own, hold, use, occupy, manage, control, work, improve, develop, exploit, operate, subdivide, deal in or otherwise turn to account, and to sell, lease, exchange, grant, convey, transfer, assign, mortgage, deed in trust or otherwise hypocathecate or dispose of real estate and real property and any estate, right, title or interest therein and any buildings, tenements, structures and improvements of whatsoever nature thereon, wheresoever situated.

(f) To take, purchase, contract for, lease or otherwise acquire, to own, hold, use, possess, control and improve, to sell, lease, exchange, grant, transfer, assign, deal in or otherwise turn to account and to mortgage, deed in trust, pledge or otherwise hypothecate or dispose of goods, wares, merchandise, products, articles and other personal property of every kind, class, character and description, tangible or intangible, wheresoever situated.

(g) To obtain, secure and accept from any governments or governmental authorities or agencies, whether foreign, federal, state, municipal, local or otherwise, or from any public or municipal corporations, all rights, privileges, franchises, immunities, concessions, permits, licenses and grants, and to carry out, exercise, enforce and enjoy, and to assign, relinquish, transfer or otherwise dispose of the same.

(h) To form, promote, subsidize, organize, enter into, control or participate in corporations, joint stock companies, trusts, associations, general or limited partnerships, joint ventures, firms and other organizations.

(i) To take, purchase, contract for, or otherwise acquire, and to own, hold, possess, enjoy or otherwise turn to account debts, claims, demands, judgments and choses and things in action of every kind, class, character and description, and while the owner or holder thereof, to exercise all of the rights, powers, privileges and remedies of or incidents to ownership or possession, including the right to enforce payment and to compromise or to forgive the same, and to sell, assign, transfer, deliver, exchange, or otherwise dispose of the same, either as security or absolutely, to the same extent as a natural person might or could do.

(j) To develop, apply for, obtain, register, purchase, lease or otherwise acquire, and to own, hold, use, exercise, develop, maintain, operate and introduce, and to sell, assign, grant licenses, territorial rights or other rights in respect of or otherwise turn to account or dispose of any copyrights, trade marks, trade names, brands, labels or other distinctive marks similar thereto, patent rights, letters patent of the

United States or of any other country or government, and inventions, improvements, processes, formulas and the like, whether used in connection with or secured under letters patent or others.

(k) To purchase, subscribe or otherwise acquire; to hold, invest in, sell, assign, transfer, exchange, pledge otherwise dispose of shares of stock, bonds, voting trust certificates or other securities or evidence of indebtedness or ownership of any corporation organized under the laws of the State of California or of any other state, country, nation or government; to pay therefor, in whole or in part, with cash or other property or with shares, bonds or other securities or obligations of this corporation, and, while the owner or holder thereof, to possess and exercise in respect thereof all the rights, powers and privileges of ownership, including the right to vote thereon and to consent in respect thereof, for any and all purposes.

(i) To lend money, services or property to, and to promote, aid and assist, financially or otherwise, corporations, partnerships, joint ventures, joint stock companies, syndicates, trustees, associations and individuals to the extent legally permissible under the laws of the State of California, and to a like extent to endorse or underwrite the shares, bonds, debentures, notes, securities or other obligations or undertakings of any corporation, partnership, joint venture, joint stock company, association, syndicate, trustee or individual, and to guarantee the payment of any dividends on shares or the principal or interest on bonds, notes, debentures or other obligations or the performance of any corporation, partnership, joint venture, joint stock company, association, syndicate, trustee or individual.

(m) To acquire by purchase, or otherwise, the good will, business, property, rights, franchises and assets of any kind of any person, firm, association or corporation, with or without undertaking either wholly or in part his or its liabilities, and to hold, maintain, conduct and operate and to sell or to otherwise dispose of the whole or any part of the good will, business, property, rights, franchises and assets so acquired.

(n) To join and become a party to and to participate in any plan or agreement for the reorganization, the readjustment of the capital structure or the composition of creditors of any corporation whose shares, voting trust certificates, bond or other securities or evidences of indebtedness or ownership or obligations this corporation may own, hold, possess or have any beneficial interest in, and to possess, exercise and enjoy any and all rights, powers and privileges under any such plan or agreement to the same extent that an individual might or could do.

(o) To borrow money, without limitation as to amount, and to issue bonds, debentures, notes, checks, bills of exchange, drafts, receipts, warrants, certificates, negotiable or transferable instruments or obligations of any kind, whether secured or unsecured, for moneys so borrowed or in payment for any property acquired or for any of the other objects or purposes or in connection with the business of this corporation, and to secure such bonds, debentures, notes or other obligations by mortgage, deed of trust, pledge, assignment or other lien upon any or all of the properties, rights, privileges, franchises, or assets of the corporation, wheresoever situated.

(p) To act as broker, factor, agent or representative in any matter, business or transaction for any individual, partnership, joint ventures, association, trust, syndicate or corporation.

(q) To carry on any business whatsoever, either as principal or as agent or both or as a partnership, which this corporation may deem proper or convenient in connection with any of the foregoing purposes or otherwise, or which may be calculated directly or indirectly to promote the interests of this corporation to enhance the value of its property or business; to conduct its business in this state, and other states; in the District of Columbia, in the Territories and colonies of the United States, and in foreign countries.

(r) To have and to exercise all the powers conferred by the laws of California upon corporations formed under the laws pursuant to and under which this corporation is formed, as such laws are now in effect or may at any time hereafter be amended.

The foregoing statement of purposes shall be construed as a statement of both purposes and powers, and the purposes and powers stated in each clause shall, except where otherwise expressed, be in nowise limited or restricted by reference to or interference from the terms or provisions of any other clause, but shall be regarded as independent purposes and powers.

III

The County in the State of California where the principal office for the transaction of business of this corporation is to be located is Los Angeles.

IV

The number of directors of this corporation shall be three. The names and addresses of the persons who are appointed to act as the first directors of this corporation are:

Francesca A. de la Flor	1801 Century Park East
Suite 1101
Los Angeles, California 90067

Ronna Dolin	1801 Century Park East
Suite 1101
Los Angeles, California 90067

Gloria J. Burke	1801 Century Park East
Suite 1101
Los Angeles, California 90067

V

This corporation is authorized to issue only one class of shares of stock. The total number of such authorized shares shall be twenty-five thousand (25,000). Each such share shall have a par value of one dollar ($1.00), and the aggregate par value of all such shares shall be twenty-five thousand dollars ($25,000). No distinction shall exist between the shares of this corporation or between the holders thereof.

IN WITNESS WHEREOF, for the purposes of forming this corporation under the laws of the State of California, the undersigned incorporators, who are also the first directors of this corporation, have executed these Articles of Incorporation this 27th day of August, 1975.

/s/ FRANCESCA A. DE LA FLOR
FRANCESCA A. DE LA FLOR

/s/ RONNA DOLIN
RONNA DOLIN

/s/ GLORIA J. BURKE
GLORIA J. BURKE

STATE OF CALIFORNIA	)
) SS
COUNTY OF LOS ANGELES	)

On August 27, 1975, before me, the undersigned, a Notary Public in and for said county and state, personally appeared FRANCESCA A. DE LA FLOR, RONNA DOLIN and GLORIA J. BURKE, known to me to be the persons whose names are subscribed in the foregoing Articles of Incorporation, and acknowledged to me that they executed the same.

WITNESS my hand and official seal.

/s/ ROBERTA BURGE
ROBERTA BURGE
Notary Public in and for said county and state